Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 18, 2007, with respect to the financial statements of Amedica Corporation, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-143160) and related Prospectus of Amedica Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Salt Lake City, Utah

June 26, 2007